Exhibit 99.1

Station Casinos Announces First Quarter 2014 Results

LAS VEGAS--(BUSINESS WIRE)--May 8, 2014--Station Casinos LLC ("Station" or the “Company") today announced the results of its operations for the quarter ended March 31, 2014.

“Station Casinos had a strong start to the year with first quarter results reflecting continued improved performance across all areas of our business,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We posted growth of 12.8% in Adjusted EBITDAM for the quarter, our twelfth consecutive quarter of Adjusted EBITDAM growth.”

Highlights

  Highest first quarter net revenues and Adjusted EBITDAM since the first quarter of 2009
  Adjusted EBITDAM margin increased 214 basis points to 33.7%, the highest in five years
  Same-store Las Vegas net revenues and Adjusted EBITDAM increased 2.4% and 6.1%, respectively
  Graton Resort & Casino reported Adjusted EBITDAM of $57 million and paid $7.4 million in management fees to Station Casinos
  Announced $55 million in upgrades and renovations at Red Rock Casino Resort Spa and Green Valley Ranch Resort Spa Casino

Consolidated Results of Operations

The Company's consolidated net revenues for the quarter ended March 31, 2014 were $329.3 million, an increase of 5.6% compared to the prior year period. Consolidated Adjusted EBITDAM for the quarter, excluding Fertitta Interactive, was $110.8 million, an increase of 12.8% compared to the prior year period, while our Adjusted EBITDAM margin increased 214 basis points to 33.7%. Same-store Las Vegas revenues were up 2.4% compared to the prior year period, driven by a combination of gaming, hotel and restaurant sales. Same-store Las Vegas Adjusted EBITDAM for the quarter was up 6.1% and same-store Las Vegas margin increased 114 basis points to 32.7%. Graton Resort & Casino recorded $101 million in net revenue and $57 million in Adjusted EBITDAM for the quarter. Station recorded $7.4 million in management fees from the Graton Resort & Casino.

Including the results of Fertitta Interactive, Adjusted EBITDAM for the quarter was $106.0 million, an increase of 9.4% compared to the prior year period, while Adjusted EBITDAM margin rose 110 basis points to 32.2%.

“We continue to execute on our strategy in a challenging environment. Our 2014 priorities remain unchanged as we focus on ways to drive revenue growth and realize operational efficiencies.” Falcone stated.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Upgrades and Renovations at Red Rock and Green Valley Ranch

The Company recently announced the investment of $55 million in renovations and capital improvements to its resorts, Red Rock Resort and Green Valley Ranch, including several new restaurants. Red Rock Resort will add five new or improved restaurant offerings including Hearthstone Kitchen & Cellar, a new rustic American dining experience managed by The Light Group, Mercadito Mexican Restaurant of Chicago, an Asian noodle bar, as well as renovations to the award-winning Tbones Chophouse and a complete rebranding of its Italian restaurant.

In addition to the new restaurants, the property will renovate its upscale suites and luxury spa, and will also develop a new mall connector and additional parking to enhance visitation from The Shops at Summerlin, which is scheduled to open in October of this year.

Green Valley Ranch will add four new food offerings and bar concepts, including Pizza Rock and its casual sister-venue, Slice House, co-owned and operated by 11-time World Pizza Champion Tony Gemignani, a second Southern Nevada location for Mercadito, as well as Tippling Hall, a spirited-beverage venue, also to be operated by Mercadito Hospitality. In addition to the new amenities, the property will refresh the Feast Buffet, upgrade its luxury spa and will renovate 300 guest rooms as well as its upscale suites.

Balance Sheet Items

As of March 31, 2014, the outstanding principal balance of the Company’s long-term debt was $2.15 billion (excluding a nonrecourse land loan of $111.6 million) and cash and cash equivalents were $139.4 million. Our debt (net of excess cash) to Adjusted EBITDAM ratio was approximately 5.1x, including the pro forma impact of management fees from Graton Resort and Casino and excluding the nonrecourse land loan. Pursuant to the terms of our credit agreement, we made our annual excess cash flow payment of $50.7 million to our term loan lenders on April 14, 2014. Furthermore, on March 18, 2014, we completed a re-pricing of our $1.6 billion term loan, which yielded a 75 basis-point interest rate reduction and will contribute nearly $12 million in annual interest expense savings.

Conference Call Information

The Company will host a conference call on May 8, 2014 at 10:00 a.m. (PT) to discuss its first quarter 2014 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 869-3847 or (201) 689-8261 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from 5:00 p.m. (PT) on May 8, 2014 through May 15, 2014 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View and Wildfire Anthem. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan. Station also owns a 57.3% interest in Fertitta Interactive LLC.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the economic downturn, and in particular the economic downturn in Nevada, and its effect on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; risks related to the operations of the newly opened Graton Resort & Casino and its ability to pay management fees and other amounts payable to us from the Graton Resort & Casino; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; risks relating to our investment in Fertitta Interactive LLC; the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, and general economic conditions, including interest rates, on our business and results of operations; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. The Company believes that Adjusted EBITDAM is a widely used measure of operating performance in our industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing the operating performance of the Company because it provides information about the performance of the Company’s ongoing core operations excluding management fees, non-cash expenses, financing costs, and other non-operational or non-recurring items. We define Adjusted EBITDAM as net income plus interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses, charges relating to share-based compensation, write-downs and other charges, net, loss on extinguishment of debt, changes in fair value of derivative instruments, and excluding Adjusted EBITDAM attributable to MPM non-controlling interests and Adjusted EBITDAM of Fertitta Interactive. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect the Company’s results of operations and should be considered in evaluating the Company’s operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income as an indicator of the Company’s operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as the Company, and therefore, the Company’s measure of Adjusted EBITDAM may not be comparable to a similarly titled measure used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands, unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating revenues:
Casino	$228,437	$220,857
Food and beverage	61,046	60,685
Room	28,380	27,272
Other	17,076	15,844
Management fees	17,386	9,840
Gross revenues	352,325	334,498
Promotional allowances	(23,054)	(22,707)
Net revenues	329,271	311,791

Operating costs and expenses:
Casino	87,716	84,819
Food and beverage	40,099	41,768
Room	11,290	11,133
Other	6,971	6,159
Selling, general and administrative	78,890	70,489
Development and preopening	29	140
Depreciation and amortization	33,049	35,331
Management fee expense	12,764	11,746
Write-downs and other charges, net	1,525	2,513
	272,333	264,098

Operating income	56,938	47,693
Earnings from joint ventures	441	519
Operating income and earnings from joint ventures	57,379	48,212

Other expense:
Interest expense, net	(39,658)	(43,299)
Loss on extinguishment of debt	(4,132)	(146,787)
Change in fair value of derivative instruments	(2)	(272)
	(43,792)	(190,358)
Net income (loss)	13,587	(142,146)
Less: Net loss attributable to noncontrolling interests	(1,697)	(1,354)
Net income (loss) attributable to Station Casinos LLC	$15,284	$(140,792)

Station Casinos LLC
Summary Information and
Reconciliation of Net Income (Loss) to Adjusted EBITDAM
(amounts in thousands, unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net income (loss)	$13,587	$(142,146)
Interest expense, net	39,658	43,299
Depreciation and amortization	33,049	35,331
Management fee expense	12,764	11,746
Development and preopening	29	140
Share-based compensation	775	1,090
Write-downs and other charges, net	1,525	2,513
Loss on extinguishment of debt	4,132	146,787
Change in fair value of derivative instruments	2	272
Adjusted EBITDAM attributable to MPM noncontrolling interests	(3,283)	(3,423)
Adjusted EBITDAM attributable to Fertitta Interactive noncontrolling interests	3,762	1,291
Adjusted EBITDAM attributable to Station Casinos LLC	106,000	96,900
Adjusted EBITDAM of Fertitta Interactive attributable to Station Casinos LLC	4,822	1,365
Adjusted EBITDAM	$110,822	$98,265

Principal amount of long-term debt at March 31, 2014:
Credit agreement	$1,608,750
Senior notes	500,000
Land loan	111,558
Other	42,306
Total	$2,262,614

CONTACT:
Station Casinos LLC
Marc Falcone, 702-495-3600
Executive Vice President, Chief Financial Officer and Treasurer
or
Lori Nelson, 702-495-4248
Vice President of Corporate Communications